Exhibit 2.n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (No. 333-208637) of Gladstone Capital Corporation of our reports dated November 23, 2015 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting and the senior securities table of Gladstone Capital Corporation, which appears in such Registration Statement. We also consent to the reference to us under the headings “Senior Securities” and “Experts” in such Registration Statement.

March 17, 2016

    PricewaterhouseCoopers LLP, 1800 Tysons Blvd, McLean, VA 22102

    T: (703) 918 3000, F: (703) 918 3100, www.pwc.com/us